Exhibit 10.23(c)

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is made and entered into as of this 3rd day of June, 2004, by and between CarrAmerica Realty Corporation, a Maryland corporation as landlord (“Landlord”), and Focus Enhancements, Inc., a Delaware corporation as tenant (“Tenant”).

Recitals:

A.            Under that certain Lease Agreement dated June 7, 2000, by and among Landlord and Tenant, as modified by that certain First Amendment to Lease, dated June 30, 2000 (collectively, the “Lease”), Tenant leased from Landlord the premises located at Sunset Corporate Park, Building A, 22867 NW Bennett Street, Suite 120, Hillsboro, Oregon 97124 (the “Premises”).

B.            Tenant requires temporary additional space in connection with its operations at the Premises.

C.            Tenant and Landlord now desire to amend the Lease as set forth below. Except as so modified, the parties intend the Lease to remain in full force and effect in accordance with its terms.

Agreement:

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             TEMPORARY PREMISES. In addition to the Premises, Tenant shall lease from Landlord approximately 3,000 rentable square feet of space located on the second floor of Building B of Sunset Corporate Park, 22845 NW Bennett Street, Hillsboro, Oregon 97124 (the “Temporary Premises”) shown as the cross-hatched portion of the floor plan, attached as Exhibit A, and by this reference incorporated herein.

2.             TERM. Tenant shall occupy the Temporary Premises beginning on or around June 1, 2004 (“Temporary Premises Commencement Date”). The initial term for the Temporary Premises shall be three (3) months, and shall automatically extend on month-to-month basis thereafter (“Temporary Premises Term”). Either Landlord or Tenant may terminate the Temporary Premises Term effective after the initial three (3) months by delivering the other party thirty (30) days prior written notice.

3.             BASE RENT. The monthly Base Rent for the Temporary Premises shall be $2,500.00. Tenant shall not pay any Operating Cost Share Rent or any Tax Share Rent in connection with the Temporary Premises, and Tenant’s Proportionate Share shall not increase as a result of its occupancy of the Temporary Premises.

4.             TENANT IMPROVEMENTS. Prior to the Temporary Term Commencement Date, Landlord shall construct, at Landlord’s sole cost and expense, the demising wall shown on Exhibit A. Except as specifically stated in this Section 4, Tenant accepts the Temporary Premises AS-IS, and Landlord shall not be required to make any changes to the Temporary Premises.

5.              EFFECT OF AMENDMENT. Except as specifically amended and modified herein, all other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

TENANT:

FOCUS ENHANCEMENTS INC.

By:	/s/ Thomas Hamilton
Name: Thomas Hamilton
Title: Exec VP & GM
Date: June 2, 2004

LANDLORD:

CARRAMERICA REALTY CORPORATION

By:	/s/ Clete Casper
Name: Clete Casper
Title: Managing Director
Date: June 3, 2004